SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2005

Boston Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-28432	04-3026859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Middlesex Turnpike Bedford, MA	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 904-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 31, 2005, Boston Communications Group Inc (“bcgi” or “the Company”) accelerated the vesting of certain unvested stock options. These stock options were awarded to employees and officers under the Company’s 2004 Stock Incentive Option Plan and had exercise prices that were greater than $6.57 per share. Options to purchase 272,960 shares of bcgi Common Stock became exercisable immediately as a result of the vesting acceleration. The aggregate number of options to purchase shares of bcgi Common Stock held by executive officers that will be accelerated pursuant to this acceleration is 144,830. The exercise prices and number of shares subject to the accelerated options were unchanged. The closing sales price of bcgi stock on the Nasdaq National Market on December 30, 2005 was $1.13 per share.

Under the recently issued Financial Accounting Standard Board Statement No. 123R, “Share-Based Payment” bcgi will be required to apply the expense recognition provisions under FAS 123R beginning January 1, 2006. The Company believes that accelerating the vesting on stock options that have exercise prices in excess of current market prices will reduce the Company’s compensation expense in future periods and not result in a charge in the current period. The Company believes this is a prudent decision and in the best interest of the Company and its shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2006

BOSTON COMMUNICATIONS GROUP, INC.

By: /s/ Karen A. Walker

        Karen A. Walker

        Chief Financial Officer